Exhibit 1.1

Origin Bancorp, Inc.

(a Louisiana corporation)

$80,000,000

4.50% Fixed-to-Floating Rate Subordinated Notes due 2030

UNDERWRITING AGREEMENT

October 8, 2020

Stephens Inc.

111 Center Street

Little Rock, Arkansas 72201

Ladies and Gentlemen:

Origin Bancorp, Inc., a Louisiana corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to Stephens Inc., as the sole underwriter (the “Underwriter”), an aggregate of $80,000,000 of the Company’s 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Securities”). The Securities will be issued pursuant to that certain Subordinated Indenture, dated as of the Closing Time (as defined below) (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture thereto relating to the Securities, to be dated as of the Closing Time, between the Company and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Company understands that the Underwriter proposes to make a public offering of the Securities as soon as it deems advisable after this Agreement has been executed and delivered.

The Company has filed with the United States Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” as defined under Rule 405 (“Rule 405”) under the Securities Act of 1933, as amended (the “1933 Act”) on Form S-3 (File No. 333-234068) under the 1933 Act and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which automatic shelf registration statement became effective upon filing with the Commission under Rule 462(e) of the 1933 Act Regulations (“Rule 462(e)”) and which includes a form of prospectus covering the registration of the Securities under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus supplement relating to the Securities in accordance with the provisions of Rule 430B of the 1933 Act Regulations (“Rule 430B”) and paragraph (b) of Rule 424 of the 1933 Act Regulations (“Rule 424(b)”). The information included in such prospectus that was omitted from the automatic shelf registration statement at the time such automatic shelf registration statement became effective but is deemed to be part of such registration statement at the time it became effective pursuant to paragraph (b) of Rule 430B is referred to as “Rule 430 Information.” Any prospectus that omitted, as applicable, the Rule 430 Information, that was used after such automatic shelf registration statement was filed and prior to the execution and delivery of this Agreement, is herein called a “preliminary prospectus.” Such automatic shelf registration statement, including any amendments thereto, the exhibits and schedules thereto, if any, excluding Form T-1, and the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, at the time such automatic shelf registration statement became effective, together with any prospectus filed with the Commission pursuant to Rule 424(b) containing Rule 430 Information, as applicable, is herein collectively called the “Registration Statement.” The prospectus, in the form in which such prospectus appears in the Registration Statement and including the documents incorporated by reference therein, is hereinafter called the “Base Prospectus”; and each supplemented form of prospectus, in the form in which it will be filed with the Commission pursuant to Rule 424(b) and including the documents incorporated by reference therein, is hereinafter called a “Prospectus Supplement,” and such final Prospectus Supplement as filed, along with the Base Prospectus, is herein after called the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, any preliminary prospectus supplement, the Base Prospectus, any Prospectus Supplement, or the Prospectus, or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”). All references herein to any “preliminary prospectus” shall be deemed to mean and include, without limitation, the Statutory Prospectus (as defined below) and each “preliminary prospectus” included in the Registration Statement prior to the Applicable Time (as defined below).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus, the Base Prospectus, any Prospectus Supplement, or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that are incorporated therein by reference (excluding Form T-1); and all references in this Agreement to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, a Prospectus Supplement or the Prospectus shall be deemed to mean and include the filing of a post-effective amendment, a free writing prospectus (as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”)) or any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in each case where such post-effective amendment, free writing prospectus or other document is incorporated therein by reference.

SECTION 1.         Representations and Warranties and Agreements.

(a)          Representations and Warranties. The Company represents and warrants to, and agrees with, the Underwriter as of the date hereof and as of the Closing Time referred to in Section 2(b) hereof, as follows:

(i)               Compliance with Registration Requirements. (A) At the time of filing the Registration Statement and any post-effective amendments thereto, (B) at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities, and (C) at the date hereof, (x) the Company satisfied and satisfies the registrant eligibility requirements for the use of Form S-3 under the 1933 Act and (y) the Company was not and is not an “ineligible issuer” as defined in Rule 405. The Registration Statement became effective on October 3, 2019. No stop order suspending the effectiveness of the Registration Statement or any respective post-effective amendment thereto has been issued and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with. The Registration Statement meets the requirements set forth in Rule 415 of the 1933 Act Regulations.

At the respective times the Registration Statement and any post-effective amendments thereto became effective and at the Closing Time, the Registration Statement and any amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations, the Trust Indenture Act of 1939, as amended (the “1939 Act”), and the rules and regulations of the Commission under the 1939 Act, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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Each preliminary prospectus, the Base Prospectus, any Prospectus Supplement, and the Prospectus complied when so filed in all material respects with the 1933 Act and the 1933 Act Regulations and each preliminary prospectus, the Base Prospectus, any Prospectus Supplement, and the Prospectus delivered to the Underwriter for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

As of the Applicable Time, neither (x) the Issuer-Represented General Free Writing Prospectus(es) issued at or prior to the Applicable Time and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer-Represented Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 3:30 p.m. (Eastern time) on the date of this Agreement or such other time as agreed by the Company and the Underwriter.

“Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities, including, without limitation, those listed on Schedule A hereto, that (A) is required to be filed with the Commission by the Company or (B) is exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering thereof that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer-Represented General Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to investors, as evidenced by its being specified in Schedule A hereto.

“Issuer-Represented Limited Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Free Writing Prospectus.

“Statutory Prospectus” as of any time means the Base Prospectus and the preliminary prospectus supplement relating to the offering of the Securities dated October 7, 2020, in the form first furnished to the Underwriter by the Company for use in connection with the offering of the Securities, including the documents incorporated and deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time.

“Term Sheet” means a pricing term sheet substantially in the form of Schedule B hereto.

Each Issuer-Represented Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offering and sale of the Securities or until any earlier date that the Company notified or notifies the Underwriter did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified, including any document incorporated by reference therein and any Prospectus Supplement deemed to be a part thereof that has not been superseded or modified.

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The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, any preliminary prospectus, the Base Prospectus, any Prospectus Supplement, or the Prospectus or any Issuer-Represented Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by the Underwriter expressly for use therein, which the parties acknowledge and agree consists only of the information contained in the second and third sentences under the third paragraph under the heading “Underwriting,” the third and fourth sentences under the caption “No Public Trading Markets” and the first paragraph under the caption “Stabilization” contained in the Registration Statement, the preliminary prospectus contained in the General Disclosure Package and the Prospectus (the “Underwriter Information”).

(ii)              Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and, when read together with the other information in the General Disclosure Package, in the Prospectus, at the time the Registration Statement became effective or when such incorporated documents were filed with the Commission, as the case may be, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iii)             Independent Accountants. BKD, LLP, the accounting firm that certified certain of the financial statements of the Company included in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm as required by the 1933 Act and the 1933 Act Regulations. With respect to the Company, BKD, LLP is not and has not been in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the related rules and regulations of the Commission.

(iv)             Financial Statements. The financial statements of the Company incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis throughout the periods involved. The selected financial data and the summary financial information included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements incorporated by reference therein. No other financial statements or supporting schedules are required to be included in the Registration Statement. To the extent applicable, all disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the 1934 Act and Item 10(e) of Regulation S-K under the 1933 Act, as applicable. The Company meets the requirements under the 1933 Act specified in the Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rule 5110(h)(1)(B).

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(v)              No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, except as otherwise stated therein, (A) there has been no Material Adverse Effect (as defined below) or any fact, change, occurrence, event or circumstance that has or would reasonably be expected to have a Material Adverse Effect, (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, (C) except for dividends on Company’s common stock, par value $5.00 per share (the “Common Stock”) disclosed in the Prospectus and its quarterly cash dividend paid on August 31, 2020, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, (D) there has been no material loss or interference with the Company’s business from fire, explosion, pandemics or other public health emergencies (including the COVID-19 outbreak), flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree that would reasonably be expected to have a Material Adverse Effect, and (E) except for repurchases of Common Stock by the Company pursuant to a share repurchase program disclosed in the Prospectus, there has not been any material decrease in the capital stock or any material increase in any short-term or long-term indebtedness of the Company or the subsidiaries (other than advances from the Federal Home Loan Bank of Pittsburgh to the Bank). For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect (I) on the business, business prospects, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, considered as one enterprise, or (II) that would prevent or substantially impair the consummation of the transactions contemplated by this Agreement.

(vi)             Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Louisiana and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(vii)            Good Standing of Subsidiaries. Each significant subsidiary (as defined in Rule 1-02 of Regulation S-X) of the Company (each, a “Significant Subsidiary”) has been duly organized and is validly existing as a corporation or other organization in good standing under the laws of the jurisdiction of its incorporation, formation or organization, has the requisite power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and is duly qualified as a foreign corporation or other business entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock of each such Significant Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of any subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such subsidiary. A list of all subsidiaries of the Company is contained on Schedule C hereto. Other than the subsidiaries of the Company listed on Schedule C hereto, the Company has no Significant Subsidiaries.

(viii)           Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the General Disclosure Package and the Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Registration Statement, the General Disclosure Package or the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Registration Statement, the Disclosure Package or the Prospectus). The shares of the Company’s issued and outstanding capital stock have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

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(ix)             Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(x)              Description of Securities. The Securities conform, in all material respects, to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(xi)             Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (A) in violation of its charter or bylaws or (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”) except for such defaults that would not reasonably be expected to result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or bylaws of the Company or any subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their assets, properties or operations (except for such violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or any portion of such indebtedness by the Company or any subsidiary.

(xii)            Absence of Labor Dispute. No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, which would reasonably be expected to have a Material Adverse Effect.

(xiii)           Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary, which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which would reasonably be expected to have a Material Adverse Effect; the aggregate of all pending legal or governmental proceedings to which the Company or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, would not reasonably be expected to have a Material Adverse Effect.

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(xiv)           Bank Holding Company Act. The Company has been duly registered as a financial holding company under the applicable provisions of the Bank Holding Company Act of 1956, as amended. Each of the Company and Origin Bank, a Louisiana-chartered bank (the “Bank”), is in compliance in all material respects with all applicable laws administered by and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Deposit Insurance Corporation (the “FDIC”), and the Louisiana Office of Financial Institutions, as applicable (collectively, the “Bank Regulatory Authorities”). Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries is subject or is party to any corrective, suspension or cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter (including, without limitation, any notification from the Federal Reserve of a proposal to increase the minimum capital requirements of the Company or any of its subsidiaries, pursuant to the Federal Reserve’s authority under 12 U.S.C. 3907(a)(2)) from, or has adopted any board resolutions at the request of, any Bank Regulatory Authority that currently relates to or restricts materially the conduct of their business or that in any manner relates to their capital adequacy, credit policies or management (each, a “Regulatory Agreement”), nor has the Company or any of its subsidiaries been advised by any Bank Regulatory Authority that it is considering issuing or requesting any such Regulatory Agreement.  The Bank is an insured depository institution and has received a Community Reinvestment Act rating of “Satisfactory” or better. There is no unresolved violation, criticism or exception by any Bank Regulatory Authority with respect to any report or statement relating to any examinations of the Company or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

(xv)            No Restrictions; No Transactions. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, no subsidiary of the Company is currently prohibited, directly or indirectly, under any order of the Federal Reserve (other than orders applicable to banks and their holding companies and their subsidiaries generally) or any other federal or state bank regulatory authorities with jurisdiction over any subsidiary, under any applicable law, or under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company. The deposit accounts of the Bank are insured by the Deposit Insurance Fund to the fullest extent permitted by the laws and the rules and regulations of the FDIC and no proceeding for the revocation or termination of such deposit insurance has been instituted or is pending or, to the knowledge of the Company, is threatened.

(xvi)           Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement, the General Disclosure Package, the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so properly described and filed as required.

(xvii)          Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures and excluding generally commercially available “off the shelf” software programs licensed pursuant to shrink wrap or “click and accept” licenses), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, except as would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice or has knowledge of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, except for any infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

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(xviii)        Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required under the 1933 Act or the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations, the rules of Nasdaq, the securities laws of any state or non-U.S. jurisdiction or the rules of FINRA.

(xix)           Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to so possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has failed to file with applicable regulatory authorities any statement, report, information or form required by any applicable law, regulation or order, except where the failure to be so in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all such filings were in material compliance with applicable laws when filed and no material deficiencies have been asserted by any regulatory commission, agency or authority with respect to any such filings or submissions.

(xx)             Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the Registration Statement, the General Disclosure Package and the Prospectus and (B) would not reasonably be expected to have a Material Adverse Effect; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the General Disclosure Package and the Prospectus, are in full force and effect, and neither the Company nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

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(xxi)           Investment Company Act. The Company is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the General Disclosure Package and the Prospectus will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(xxii)          Environmental Laws. Except as described in the Registration Statement and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, and (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxiii)         Taxes. The Company and each of its subsidiaries has (A) timely filed all material foreign, federal, state and local tax returns, information returns, and similar reports that are required to be filed (taking into account valid extensions), and all such returns and reports are true, correct and complete in all material respects, (B) paid in full all taxes required to be paid by it and any other assessment, fine or penalty levied against it, except for any such tax, assessment, fine or penalty that is currently being contested in good faith or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (C) established on the Company’s most recent consolidated balance sheet reserves that are adequate for the payment of all taxes not yet due and payable, except as would not reasonably be expected to have a Material Adverse Effect.

(xxiv)         Insurance. The Company and its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as the Company reasonably believes are adequate for the conduct of the business of the Company and its subsidiaries and the value of their properties and as are customary in the business in which the Company and its subsidiaries are engaged; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(xxv)          Statistical and Market Data. The statistical and market related data contained in the Prospectus and Registration Statement are based on or derived from sources which the Company believes are reliable and accurate.

(xxvi)         Relationship. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other, that is required by the 1933 Act or by the 1933 Act Regulations to be described in the Registration Statement and/or the Prospectus and that is not so described.

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(xxvii)        Internal Control Over Financial Reporting. The Company and its subsidiaries maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (I) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (II) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(xxviii)      Disclosure Controls and Procedures. The Company and its subsidiaries maintain a system of disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act), which (A) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms and that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within the Company and its subsidiaries to allow timely decisions regarding disclosure, and (B) are effective in all material respects to perform the functions for which they were established. Based on the evaluation of the Company’s and its subsidiaries disclosure controls and procedures described above, the Company is not aware of (I) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (II) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Since the most recent evaluation of the Company’s disclosure controls and procedures described above, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls.

(xxix)          Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxx)           Pending Procedures and Examinations. The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and the Company is not the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.

(xxxi)         Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any of its subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, or (D) made any bribe, rebate, payoff, influence payment, kickback or other payment in violation of any applicable law, rule or regulation.

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(xxxii)        Anti-Money Laundering Laws. Neither the Company nor any of its subsidiaries has violated or is in violation of the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of applicable jurisdictions, or the rules and regulations thereunder issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxiii)       OFAC. None of the Company, any subsidiary of the Company or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is (A) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (1) any country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”), including but not limited to Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine claimed by Russia, that is the subject or target of sanctions administered or enforced by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (2) the government of any Sanctioned Country, (3) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (4) any person, entity or organization made subject of any Sanctions, including, without limitation, the list of Specially Designated Nationals maintained by OFAC, (B) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States law, (C) a person, entity or organization currently the subject of any Sanctions or (D) located, organized or resident in any Sanctioned Country.

(xxxiv)       No Registration Rights. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, no person has the right to require the Company or any of its subsidiaries to register any securities for sale under the 1933 Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Securities to be sold by the Company hereunder.

(xxxv)        No Stabilization or Manipulation. Neither the Company nor any of its subsidiaries, nor any affiliates of the Company or its subsidiaries, has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(xxxvi)       No Unauthorized Use of Prospectus. The Company has not distributed and, prior to the later to occur of (A) the Closing Time and (B) completion of the distribution of the Securities, will not distribute any prospectus (as such term is defined in the 1933 Act and the 1933 Act Regulations) in connection with the offering and sale of the Securities other than the Registration Statement, any preliminary prospectus, the Base Prospectus, any Prospectus Supplement, the Statutory Prospectus or the Prospectus or other materials, if any, permitted by the 1933 Act or by the 1933 Act Regulations and approved by the Underwriter.

(xxxvii)     Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act) contained in the Registration Statement and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

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(xxxviii)    Fees. Other than as contemplated by this Agreement, there is no broker, finder or other party that is entitled to receive from the Company or any subsidiary any brokerage or finder’s fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement.

(xxxix)       ERISA. The Company and each of the subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (collectively, “ERISA”); no “reportable event” (as described in Section 4043(c) of ERISA) has occurred with respect to any “employee benefit plan” (as defined in ERISA) sponsored, maintained, contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of the subsidiaries or ERISA Affiliates; the Company and each of the subsidiaries or their ERISA Affiliates have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412 or 4971 of the United States Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively the “Code”) or, except as would not reasonably be expected to have a Material Adverse Effect, Sections 4975 or 4980B of the Code; and each “employee benefit plan” sponsored, maintained, contributed to, or required to be sponsored, maintained, or contributed to, by the Company and each of its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code has received a determination, opinion or advisory letter from the Internal Revenue Service with respect to such qualification and, to the knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would reasonably be expected to cause the loss of such qualification. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code or Section 400(b) of ERISA of which the Company or such subsidiary is a member.

(xl)            Derivative Instruments. Any and all material swaps, caps, floors, futures, forward contracts, option agreements (other than stock options issued to the Company’s employees, directors, agents or consultants) and other derivative financial instruments, contracts or arrangements, whether entered into for the account of the Company or one of its subsidiaries or for the account of a customer of the Company or one of its subsidiaries, were entered into in the ordinary course of business and in accordance, in all material respects, with applicable laws, rules, regulations and policies of all applicable regulatory agencies and with counterparties believed by the Company to be financially responsible at the time. The Company and each of its subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xli)          Off-Balance Sheet Transactions. There is no transaction, arrangement or other relationship between the Company or any of its subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed in the Registration Statement, the General Disclosure Package and the Prospectus and is not so disclosed or that otherwise would be reasonably expected to have a Material Adverse Effect.

(xlii)          Indenture. The Indenture will be duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of the Indenture by the Trustee, the Indenture will constitute a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Indenture has been, and at the Closing Time will be, duly qualified under the 1939 Act. The Securities have been duly authorized for issuance and sale by the Company pursuant to this Agreement and, at Closing Time, will have been duly executed by the Company and, when authenticated and delivered by the Trustee in the manner provided for in the Indenture and issued and delivered by the Company against payment therefor as provided for in this Agreement, will constitute valid, legal and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by (I) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (II) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); the Securities will be in the form contemplated by, and will be entitled to the benefits of, the Indenture.

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(xliii)          Information Technology Systems. (A) The Company is not aware of any security breach or other compromise relating to the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”), except for those that have been remedied without material cost or liability or that would not reasonably be expected to have a Material Adverse Effect; (B) neither the Company nor any of its subsidiaries have been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data that would reasonably be expected to have a Material Adverse Effect; and (C) the Company and its subsidiaries have implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards, except as would not reasonably be expected to have a Material Adverse Effect.. The Company and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and internal policies relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification except as would not reasonably be expected to have a Material Adverse Effect.

(b)         Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Underwriter or to counsel for the Underwriter shall be deemed a representation and warranty by the Company to the Underwriter as to the matters covered thereby.

SECTION 2.         Sale and Delivery to Underwriter; Closing.

(a)          Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions set forth herein, the Company agrees to sell to the Underwriter, and the Underwriter agrees, to purchase from the Company the full principal amount of the Securities at a purchase price equal to 98.5% of the principal amount thereof.

(b)          Payment. Payment of the purchase price for, and delivery of, the Securities shall be made at the offices of Fenimore, Kay, Harrison & Ford, LLP, 60 Salbide Avenue, Newnan, Georgia 30263, or at such other place as shall be agreed upon by the Underwriter and the Company, at 10:00 a.m. (Eastern time) on the fifth (sixth, if the pricing occurs after 4:30 p.m. (Eastern time) on any given day) business day after the date hereof, or such other time not later than ten business days after such date as shall be agreed upon by the Underwriter and the Company (such time and date of payment and delivery being herein called “Closing Time”). Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery of one or more global notes representing the Securities (collectively, the “Global Notes”) to the nominee of the Depository Trust Company (“DTC”) through the facilities of DTC for the respective accounts of the Underwriter. The Company will cause the Global Notes to be made available for inspection at least 24 hours prior to the Closing Time with respect thereto.

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(c)          Stand-Off Agreement. Between the date of this Agreement and the Closing Time, neither the Company nor any of its subsidiaries will, without the prior consent of the Underwriter, offer or sell, or enter into any agreement to sell, any debt securities of the Company or its subsidiaries, other than the Securities. For the purposes of this Section 2(c), “debt securities” does not include deposit obligations including certificates of deposit, borrowings from the Federal Home Loan Bank, other federal funds, any existing lines of credit available to the Company and repurchase agreements.

SECTION 3.        Covenants of the Company. The Company covenants and agrees with the Underwriter as follows:

(a)         Compliance with Securities Regulations and Commission Requests. Until the Closing Time, the Company, subject to Section 3(b), will comply with the requirements of Rule 430A of the 1933 Act Regulations or Rule 430B, as applicable, and will notify the Underwriter immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any Prospectus Supplement or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, the Base Prospectus, any Prospectus Supplement, or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will effect the filings necessary pursuant to Rule 424(b) in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. Until the Closing Time, the Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b)         Filing of Amendments. The Company will give the Underwriter notice of its intention to file or prepare any amendment or supplement to the Registration Statement, any preliminary prospectus, the Base Prospectus, any Prospectus Supplement, or the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Underwriter with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Underwriter or counsel for the Underwriter shall object.

(c)         The Registration Statement initially became effective within three years of the date hereof. If, immediately prior to the third anniversary of the initial effective date of the Registration Statement relating to the Securities, any of the Securities remain unsold by the Underwriter, the Company will prior to that third anniversary file, if it has not already done so, a new registration statement relating to the Securities, in a form satisfactory to the Underwriter, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the expired registration statement relating to the Securities. References herein to the Registration Statement relating to the Securities shall include such new registration statement.

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(d)         Delivery of Registration Statement. The Company has furnished or will deliver to the Underwriter and counsel for the Underwriter, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Underwriter, without charge, conformed copies of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for the Underwriter. The copies of the Registration Statement and each amendment thereto furnished to the Underwriter will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e)         Delivery of Prospectus. The Company has delivered to Underwriter, without charge, as many copies of the Base Prospectus and any Prospectus Supplement as Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of the Prospectus (as amended or supplemented) as Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to Underwriter will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(f)          Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement, the General Disclosure Package and the Prospectus. If at any time when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations, would be) required by the 1933 Act to be delivered in connection with sales of the Securities ending no later than nine months from the date hereof (the “Delivery Period”), any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriter or for the Company, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or (iii) if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly (A) give the Underwriter written notice of such event or condition, (B) prepare and file with the Commission, subject to Section 3(b) of this Agreement, such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements and use its best efforts to have any amendment to the Registration Statement declared effective by the Commission as soon as possible, and (C) the Company will furnish to the Underwriter such number of copies of such amendment or supplement as the Underwriter may reasonably request. If at any time following issuance of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company has promptly notified or will promptly notify the Underwriter and has promptly amended or will promptly amend or supplement, at its own expense, such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

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(g)         Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriter, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Underwriter may designate and to maintain such qualifications in effect for the Delivery Period; provided, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(h)         Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(i)          Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”

(j)           Reporting Requirements. The Company, during the Delivery Period, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(k)          Issuer Free Writing Prospectus. The Company represents and agrees that it has not made and will not make, unless it obtains the prior consent of the Underwriter, any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission; provided, that the Underwriter will be deemed to have consented to any Issuer-Represented General Free Writing Prospectuses listed on Schedule A hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed and not objected to by the Underwriter. Any such free writing prospectus consented to by the Underwriter is hereinafter referred to as a “Permitted Issuer Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Issuer Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Issuer Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. Any Permitted Issuer Free Writing Prospectus shall be deemed to be an Issuer-Represented Free Writing Prospectus for purposes of this Agreement.

(l)           DTC. The Company will cooperate with the Underwriter and use its best efforts to permit the Securities to be eligible for clearance, settlement and trading in book-entry form through the facilities of DTC, if required.

(m)         Term Sheet. The Company will prepare the Term Sheet, containing solely a description of the final terms of the Securities and the offering thereof, and after affording the Underwriter the opportunity to comment thereon, file the Term Sheet with the Commission pursuant to Rule 433(d) within the time required by such Rule.

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SECTION 4.         Payment of Expenses.

(a)          Expenses. The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriter of this Agreement, (iii) the preparation, issuance and delivery of one or more global notes representing the Securities to the Underwriter, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriter, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) filing fees and disbursements, if any, relating to the qualification of the Securities under securities laws in accordance with the provisions of Section 3(g) hereof and in connection with the preparation, printing and delivery to the Underwriter of the Blue Sky survey and any supplement thereto and the fees and expenses of making the Securities eligible for clearance, settlement and trading through the facilities of DTC, if required, (vi) the printing and delivery to the Underwriter of copies of the Base Prospectus, any Prospectus Supplement, any preliminary prospectus supplement, any Permitted Issuer Free Writing Prospectus and the Prospectus, and any amendments or supplements thereto (including any costs associated with electronic delivery of these materials), (vii) the fees and expenses of any transfer agent or registrar for the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the Underwriter and officers and employees of the Company and any such consultants, and (ix) the reasonable filing fees and disbursements, if any, in connection with determining the compliance of the terms of the sale of the Securities with the rules and regulations of FINRA; provided, however, the Underwriter will pay all of its own costs and expenses of its counsel.

(b)         Termination of Agreement. If this Agreement is terminated by the Underwriter in accordance with the provisions of Section 5 or Section 9(a) hereof, the Company shall reimburse the Underwriter for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriter.

SECTION 5.        Conditions of the Underwriter’s Obligations. The obligations of the Underwriter hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof, including those contained in certificates of any officer of the Company or any subsidiary of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)          Effectiveness of Registration Statement. The Registration Statement shall have become effective and, at Closing Time, (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, (ii) any request on the part of the Commission for additional information shall have been complied with, and (iii) no order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Company’s knowledge, contemplated. Each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus containing the Rule 430 Information shall have been filed with the Commission in the manner required by Rule 424(b) (without reliance on Rule 424(b)(8)) and Rule 433, as applicable, within the time period prescribed by, and in compliance with, the 1933 Act Regulations (or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430B).

(b)         Opinions of Counsel for Company. At the Closing Time, the Underwriter shall have received the favorable opinions, addressed to the Underwriter and dated as of Closing Time, of each of (i) Covington & Burling LLP, counsel for the Company, and (ii) Jones Walker LLP, local counsel for the Company, each in form and substance satisfactory to counsel for the Underwriter.

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(c)          Opinion of Counsel for Underwriter. At the Closing Time, the Underwriter shall have received the favorable opinion, addressed to the Underwriter and dated as of Closing Time, of Fenimore, Kay, Harrison & Ford, LLP, counsel for the Underwriter, in form and substance satisfactory to the Underwriter.

(d)         Officers’ Certificate. At the Closing Time, the Underwriter shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no Material Adverse Effect, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time, (iv) none of the occurrences set forth in Section 5(k) shall have occurred, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, are contemplated by the Commission.

(e)          Accountants’ Comfort Letter. At the time of the execution of this Agreement, the Underwriter shall have received from BKD, LLP, with respect to the Company, a letter dated such date, in form and substance satisfactory to the Underwriter, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to the Underwriter with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(f)           Bring-down Comfort Letter. At the Closing Time the Underwriter shall have received from BKD, LLP, with respect to the Company, a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date for the carrying out of procedures referred to shall be a date not more than three business days prior to Closing Time.

(g)          Certificate of Chief Financial Officer. At the time of the execution of this Agreement and at the Closing Time, the Underwriter shall have received a certificate executed by the Chief Financial Officer of the Company, in form and substance reasonably satisfactory to the Underwriter, with respect to certain financial data contained in the Registration Statement and the Prospectus.

(h)          Listing. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on Nasdaq, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq, nor has the Company received any notification that the Commission or Nasdaq is contemplating terminating such registration or listing.

(i)           No Objection. If a filing with FINRA is required, FINRA shall have raised no objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Securities.

(j)           Delivery of Prospectus. The Company shall have complied with the provisions hereof with respect to the furnishing of prospectuses, in electronic or printed format, on the New York business day next succeeding the date of this Agreement.

(k)          No Important Changes. Since the earlier of (x) the date of this Agreement, or (y) the respective dates of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, (i) there shall not have occurred any Material Adverse Effect, and (ii) there shall not have been any downgrade or withdrawal of the rating of any debt securities or preferred securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the 1934 Act) or any notice given of any intended or potential downgrade or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

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(l)           No Termination Event. On or after the date hereof, there shall not have occurred any of the events, circumstances or occurrences set forth in Section 9(a).

(m)         Additional Documents. At Closing Time counsel for the Underwriter shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Underwriter and counsel for the Underwriter.

(n)          Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriter by notice to the Company at any time at or prior to Closing Time, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

SECTION 6.         Indemnification.

(a)          Indemnification of Underwriter. The Company agrees to indemnify and hold harmless the Underwriter, its affiliates (as such term is defined in rule 501(b) under the 1933 Act) (“Affiliates”), its selling agents, directors, officers and each person, if any, who controls the Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act to the extent and in the manner set forth in clauses (i), (ii) and (iii) below:

(i)               against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430 Information, if applicable, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus, the Base Prospectus, any Prospectus Supplement, the Prospectus, the General Disclosure Package or any Issuer-Represented Free Writing Prospectus or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)              against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii)             against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Underwriter), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission to the extent that any such expense is not paid under (i) or (ii) above;

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provided, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including the Rule 430 Information, if applicable, or in any preliminary prospectus, any Issuer-Represented Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(b)          Indemnification of Company, Directors and Officers. The Underwriter agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430 Information, if applicable, or any preliminary prospectus, the Base Prospectus, any Prospectus Supplement, the Prospectus, the General Disclosure Package or any Issuer-Represented Free Writing Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c)          Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any loss, liability, claim, damage or expense incurred, or any investigation, proceeding or action by any governmental agency or body, regulatory authority or other entity, commenced or threatened, in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this Section 6. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Underwriter, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, that counsel to the indemnifying party shall not (except with the prior written consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)          Settlement Without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 45 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

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SECTION 7.         Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriter, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and of the Underwriter, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Underwriter, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, on the one hand, and the total underwriting discount and commissions received by the Underwriter, on the other hand, in each case as set forth on the cover of the Prospectus, bear to the aggregate public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company, on the one hand, and the Underwriter, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, the Underwriter shall not be required to contribute any amount in excess of the underwriting discount received by the Underwriter in connection with the Securities underwritten by it and distributed to the public.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriter’s obligations in this Section 7 to contribute are several in proportion to their respective underwriting obligations and not joint.

For purposes of this Section 7, each person, if any, who controls the Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the Underwriter’s Affiliates and selling agents shall have the same rights to contribution as the Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

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SECTION 8.         Representations, Warranties and Agreements to Survive Delivery. The indemnity and contribution provisions contained in Sections 6 and 7 hereof, and all representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any (i) investigation made by or on behalf of the Underwriter or its Affiliates or selling agents, any person controlling the Underwriter, its officers or directors, or by or on behalf of the Company, and (ii) delivery of and payment for the Securities.

SECTION 9.         Termination of Agreement.

(a)          Termination; General. The Underwriter may terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Base Prospectus, any Prospectus Supplement, the General Disclosure Package or the Prospectus, any Material Adverse Effect; (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof, pandemics or other public health emergencies (including the COVID-19 outbreak to the extent that there is a material worsening of such COVID-19 outbreak that actually occurs after the date hereof in the markets in which the Company operates) or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, including, without limitation, as a result of terrorist activities, in each case the effect of which is such as to make it, in the judgment of the Underwriter, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or Nasdaq, or if trading generally on the New York Stock Exchange or Nasdaq has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other governmental authority, (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear Systems in Europe, or (v) if a banking moratorium has been declared by federal, New York or Louisiana authorities.

(b)          Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

SECTION 10.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriter shall be directed to the Underwriter at Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, Attention: Bill Keisler (fax no. 501.377.2677), with a copy (which shall not constitute notice) to Fenimore, Kay, Harrison, & Ford, LLP, 60 Salbide Avenue, Newnan, Georgia 30263, Attention: Jonathan Hightower (fax no. 770.282.3779). Notices to the Company shall be directed to it at Origin Bancorp, 500 South Service Road East, Ruston, Louisiana 71270, Attention: Drake Mills, Chairman, President and Chief Executive Officer, with a copy (which shall not constitute notice) to Covington & Burling LLP, One CityCenter, 850 Tenth Street, N.W., Washington, D.C. 20001, Attention: Christopher DeCresce.

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SECTION 11.       Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriter, the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriter, the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriter, the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or entity. No purchaser of Securities from the Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 12.       No Fiduciaries. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the interest rate, terms and public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriter, on the other hand, (b) in connection with the offering of the Securities contemplated hereby and the process leading to such transaction, the Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its stockholders, creditors, employees or any other third party, (c) the Underwriter has not assumed, and the Underwriter will not assume, an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Underwriter has advised or is currently advising the Company on other matters) and the Underwriter has no obligation to the Company with respect to the offering of the Securities contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriter and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Underwriter has not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13.      GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ITS CONFLICTS OF LAWS PRINCIPLES. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 14.      General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic means shall constitute effective execution and delivery of this Agreement by the parties hereto and may be used in lieu of the original signature pages to this Agreement for all purposes. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature page follows]

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriter and the Company in accordance with its terms.

Very truly yours,

ORIGIN BANCORP, INC.

By:	/s/ Drake Mills
Name: Drake Mills Title: Chairman, President and Chief Executive Officer

CONFIRMED AND ACCEPTED,
as of the date first above written:

STEPHENS Inc.

By:	/s/ Jay Brogdon
Name: Jay Brogdon
Title: Managing Director

SCHEDULE A

Issuer-Represented General Free Writing Prospectus

1. Investor Presentation dated October 7, 2020.

2. Term sheet dated October 8, 2020.

Schedule A

SCHEDULE B

Term Sheet

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement dated October 7, 2020, and the accompanying prospectus (including the documents incorporated by reference therein) relating to those securities.

Issuer:	Origin Bancorp, Inc., a Louisiana corporation (the “Company”)

Securities Offered:	4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”)

Aggregate Principal Amount:	$80 Million

Rating:	Kroll Bond Rating Agency: BBB-

A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold the Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if such rating agency decides that circumstances warrant that change. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

Trade Date:	October 8, 2020

Settlement Date:	October 16, 2020 (T+ 5)*

Maturity Date (if not previously
redeemed):	November 1, 2030

Interest Rate:	From and including the Settlement Date to, but excluding, November 1, 2025 (unless redeemed prior to such date) at a rate of 4.50% per annum, payable semi-annually in arrears.

From and including November 1, 2025, to, but excluding, the maturity date (unless redeemed prior to such date), at a floating interest rate equal to the Benchmark (which is expected to be Three-Month Term SOFR), reset for each Floating Rate Interest Period during the Floating Rate Period (each as defined in the prospectus supplement under “Description of the Notes”), plus 432 basis points; provided, that if the Benchmark rate is less than zero, the Benchmark rate shall be deemed to be zero.

Issue Price to Investors:	100%

Schedule B

Interest Payment Dates:	Interest on the Notes will be payable on May 1 and November 1 of each year through and including November 1, 2025, and thereafter on February 1, May 1, August 1 and November 1 of each year to the maturity date or earlier redemption. The first interest payment will be made on May 1, 2021.

Record Dates:	The 15th day (whether or not a business day) immediately preceding the applicable interest payment date.

Day Count Convention:	30/360 to, but excluding, November 1, 2025, and, thereafter, a 360-day year and the number of days actually elapsed.

Optional Redemption:	The Company may redeem the Notes, at its sole option, beginning with the Interest Payment Date of November 1, 2025 and on any Interest Payment Date thereafter, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve, to the extent such approval is then required.

Special Event Redemption:

The Company may redeem the Notes at any time, including prior to November 1, 2025, at its option and subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required, in whole but not in part, if: (i) a change or prospective change in law or administrative interpretation occurs that could prevent the Company from deducting interest payable on the Notes for U.S. federal income tax purposes; (ii) a subsequent event occurs that could preclude the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended; in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, the redemption date.

For more information, see “Description of the Notes—Optional Redemption and Redemption Upon Special Events” in the preliminary prospectus supplement dated October 7, 2020.

Denomination:	$1,000 minimum denominations and integral multiples of $1,000.

Listing and Trading Markets:	The Company does not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. Currently there is no active market for the Notes and there can be no assurances that any active market for the Notes will develop.

Use of Proceeds:	The Company expects to use the net proceeds from the sale of the Notes as described in “Use of Proceeds” in the preliminary prospectus supplement dated October 7, 2020.

Schedule B

Ranking:

The Notes will be the unsecured, subordinated obligations of the Company and:

•     will rank junior in right of payment and upon the Company’s liquidation to any of its existing and all future senior indebtedness (as defined in the Indenture and as discussed under “Description of the Notes—Subordination of the Notes” in the prospectus supplement), whether secured or unsecured, including any of the Company’s existing and future general creditors;

•     will rank equal in right of payment and upon the Company’s liquidation with all of the Company’s existing and future indebtedness the terms of which provide that such indebtedness is not by its terms subordinate and subject in right of payment to the prior payment of promissory notes, bonds, debentures and other types of indebtedness that include the Notes;

•     will rank senior in right of payment and upon the Company’s liquidation to any of its indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to promissory notes, bonds, debentures and other types of indebtedness that include the Notes; and

•     will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of Origin Bank and the Company’s other current and future subsidiaries, including, without limitation, Origin Bank’s liabilities to depositors, its liabilities to general creditors and its liabilities arising during the ordinary course or otherwise.

As of June 30, 2020, the Company’s subsidiaries had outstanding indebtedness (including Origin Bank’s outstanding 4.25% fixed-to-floating subordinated notes), total deposits and other liabilities of approximately $6.02 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes. As of June 30, 2020, the Company did not have subordinated indebtedness outstanding ranking equally with the Notes and had $10.8 million of subordinated indebtedness outstanding ranking junior to the Notes. The Company also has a $50 million senior revolving credit facility under which no amount is drawn as of the date of this term sheet, but if drawn such amount would constitute senior indebtedness.

CUSIP / ISIN:	68621T AA0 / US68621TAA07

Sole Book Running Manager:	Stephens Inc.

The Company has filed a shelf registration statement (File No. 333-234068) (including a base prospectus) and a related preliminary prospectus supplement dated October 7, 2020 with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and any other documents that the Company has filed with the SEC for more information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, the underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Stephens Inc. toll-free at (800) 643-9691.

Schedule B

*The Company expects that delivery of the Notes will be made against payment therefor on or about the fifth business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade their Notes on the date of pricing or the next business day should consult their own advisor.

Capitalized terms used but not defined in this term sheet have the meanings given to them in the preliminary prospectus supplement. This term sheet is qualified in its entirety by reference to the preliminary prospectus supplement. The information in this term sheet supplements the preliminary prospectus supplement and supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with the information in the preliminary prospectus supplement. Other information (including other financial information) presented in the preliminary prospectus supplement is deemed to have changed to the extent affected by the information contained herein.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Schedule B

SCHEDULE C

Subsidiaries of the Company

Origin Bank
Davison Insurance Agency, LLC
CTB Statutory Trust I
First Louisiana Statutory Trust I
CTB Properties, LLC
CTB/MNG Condominium Association, Inc.
CTB/HLP Condominium Association, Inc

Schedule C